Exhibit 99.2

PRESS RELEASE

10200 South De Anza Boulevard 95014 USA www.portal.com Tel: 408.572.2000	Cupertino, California

Portal Software Names Ron Kisling CFO

Cupertino, CA (November 3, 2004) — Portal Software, Inc. (Nasdaq: PRSF), the leading worldwide provider of billing and Revenue Management solutions for the global communications and media markets, today announced it has appointed Ron Kisling Chief Financial Officer. Kisling replaces Howard Bain, who resigned from Portal to pursue other interests.

Kisling, who recently joined Portal as its vice president of finance, is a senior financial management executive with more than 20 years of experience in the technology industry. Kisling’s involvement in all of the Company’s financial functions will ensure a smooth transition.

Prior to joining Portal, Kisling was the CFO of Saba Software, a leading provider of enterprise management productivity solutions. While at Saba, Kisling’s responsibilities included finance, investor relations, IT, facilities and human resources. Prior to that, Kisling was the vice president and CFO of SPL WorldGroup, a global provider of billing and customer care solutions to the utility market. At SPL, Kisling led a staff of 60 and drove SPL’s worldwide accounting, treasury, tax and financial planning functions. Kisling, who began his career in financial auditing and SEC reporting at Coopers & Lybrand, holds a bachelor’s degree in economics from Stanford University.

“Ron is an accomplished financial leader, and we look forward to his contributions as we continue to fine-tune our business for stronger operational and financial performance,” said Portal Software CEO Dave Labuda. “Ron’s experience will be instrumental in establishing a solid financial foundation on which we can continue to deliver the industry’s highest-caliber solutions to our clients.”

About Portal Software, Inc.

Portal is the leading worldwide provider of billing and Revenue Management solutions for the global communications and media markets. The company delivers the only platform for the end-to-end management of customer revenue across offerings, channels, and geographies. Portal’s solutions enable companies to dramatically accelerate the launch of innovative, profit-rich services while significantly reducing the costs associated with legacy billing systems.

Portal is the Revenue Management partner of choice to the world’s leading service providers including: Vodafone, AOL Time Warner, Deutsche Telekom, Telstra, TELUS, NTT, China Telecom, Reuters, Telstra, China Mobile, Telenor Mobil, and France Telecom.

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Forward Looking Statement

Statements in this release contain forward looking statements that involve uncertainties and risks. These and other factors are described in detail in our Annual Report on Form 10-K for the fiscal year ended January 31, 2004 and our quarterly reports on Form 10-Q. All statements made in this press release are made only as of the date set forth at the beginning of this release. Portal undertakes no obligation to update the information in this release in the event facts or circumstances subsequently change.

Copyright© 2004 Portal Software, Inc. All rights reserved. Infranet and the Portal logo are U.S. registered trademarks, and Portal is a trademark of Portal Software, Inc. All statements made in this press release are made only as of the date set forth at the beginning of this release. Portal undertakes no obligation to update the information in the event facts or circumstances subsequently change.

Media Contacts:

Corporate: Kevin Payne, kpayne@portal.com, +1 408 572-3614